Exhibit 99

FOR IMMEDIATE RELEASE DATE: AUGUST 3, 2004	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. ANNOUNCES REVISED OUTLOOK

FOR FOURTH QUARTER AND FISCAL YEAR 2004

Cincinnati, August 3, 2004 – LSI Industries Inc. (Nasdaq:LYTS) today announced that, based on preliminary information, it expects to report diluted per share earnings below analysts’ “street” estimates for the fourth quarter and fiscal year ending June 30, 2004. Current analysts’ “street” estimates for the fourth quarter of this fiscal year range between $60 million and $61.5 million for net sales and $0.16 to $0.17 for diluted earnings per share. Analysts’ estimates for the fiscal year ending June 30, 2004 for net sales range between $234.2 million and $236.2 million, and $0.53 to $0.55 for diluted earnings per share.

        The Company now expects net sales and diluted per share earnings to be in the following ranges: Expected Range (In thousands, except per share data)

Fiscal 2004	Net Sales	Earnings per Share
Fourth Quarter	$66,000 - $67,000	$0.06 - $0 07
Fiscal Year	$241,000 - $242,000	$0.43 - $0.44

The Company expects to release fourth quarter and full year 2004 operating results on August 12, 2004.

        Commenting on the expected operating results for the fourth quarter and fiscal year 2004, and looking forward, Robert J. Ready, President and Chief Executive Officer, said, “Our earnings during the fourth quarter were adversely impacted by an inventory write down at our Lightron (lighting) facility, lower margins due to product mix, rising raw material costs, and competitive markets, as well as losses at our Adapt (engineering and installation management services) subsidiary. We have taken corrective actions to remedy the operations at Lightron and believe this problem is now behind us. Similarly, we have made management and staffing changes at Adapt in the fourth quarter and expect it to operate more efficiently. We fully expect both the Lightron and Adapt operations to be profitable during fiscal 2005. The first quarter of fiscal 2005 has started out with strong net sales and order entry, and we are optimistic about our ability to deliver higher sales and profits during fiscal 2005.”

Cash Flow

        During the first nine months ended March 31, 2004, cash flow from operations was $10.3 million. Based on the Company’s internal projections, cash flow from operations is expected to be in the range of $11.0 to $12.0 million for the fiscal year ending June 30, 2004. The Company has reduced its long-term debt from $14.0 million at fiscal 2003 year-end to a recent figure of $11.6 million. Capital expenditures for fiscal 2004 are expected to be approximately $4.7 million as compared to $5.5 million for the prior fiscal year.

Balance Sheet

        As of the end of the third quarter, March 31, 2004, current assets were $87.7 million as compared to current liabilities of $26 million, thereby providing working capital of $61.5 million and a current ratio of 3.36 to 1.0. Long-term debt obligations of $11.4 million compared to shareholders’ equity of $129.0 million. Preliminary indications as of June 30, 2004, are that working capital is approximately $62 million, with both current assets and current liabilities having increased, and the current ratio is about 2.9 to 1.0. These estimates are subject to the Company’s final income tax adjustments and the completion of the audit by the independent certified public accountants. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including future acquisition activity.

Acquisitions

        Carefully selected acquisitions have long been an important part of LSI’s strategic growth plans. We will continue to seek out, screen, and evaluate potential acquisitions that could add to our lighting or graphics product lines or enhance our position in selected markets. Although no definitive discussions or negotiations are presently underway, our balance sheet and cash flow provide the financial platform for growth through acquisitions.

Cash Dividends

        Since the Company established a dividend policy in 1988, we have increased the regular cash dividend annual rate eleven times. On September 10, 2003 the Company established a new and more liberal cash dividend policy. In conjunction with this policy, the Board approved an increase in the regular quarterly cash dividend rate to $0.072 per share for fiscal 2004. This represents an annual indicated dividend rate of $0.288 per share, a 50% increase from the 2003 annual rate of $0.192 per share, adjusted for stock splits. The management and Board of Directors of the Company continue to believe the Company’s policy of paying regular cash dividends is an important element in increasing shareholder value.

Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

        This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

About the Company

        LSI Industries is an integrated design, manufacturing and technology company supplying its own high quality lighting fixtures, graphics elements and narrowcast digital messaging for both exterior and interior applications. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of graphic products (including illuminated and non-illuminated menu board systems), design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,700 people in sixteen facilities located in Ohio, California, Georgia, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.